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We consent to the reference to our firm under the captions "Selected
Consolidated Financial Data" and "Experts" and to the use of our report dated July 9, 1997, in the Registration Statement (Form SB-2) and related Prospectus of DAOU Systems, Inc. for the registration of 2,300,000 shares of its common stock.

                                          /s/ Ernst & Young LLP

San Diego, California
August 1, 1997